SECOND AMENDMENT TO BUSINESS LOAN AGREEMENT AND

                                RELATED DOCUMENTS

         This Second Amendment to Business Loan Agreement and Related Documents (this "Second Amendment") dated as of September 19, 2002, is by and between Badger Paper Mills, Inc., a Wisconsin corporation (the "Borrower"), and Wisconsin Community Bank, Wisconsin Business Bank-Branch (the "Lender"). This Second Amendment supplements and amends the Business Loan Agreement (as defined below), the Amendment to Business Loan Agreement and Related Documents as of November 30, 2001 between the Borrower and the Lender (the "First Amendment") and the Related Documents (as defined below).

                                    RECITALS

         A. The Borrower and the Lender have entered into a Business Loan Agreement dated November 30, 2001 (as amended by the First Amendment, the ("Business Loan Agreement"), setting forth the terms on which the Lender has agreed to make certain loans to the Borrower. Pursuant to the Business Loan Agreement, the Borrower has executed and delivered to the Lender its Promissory
Note in the original principal amount of $5,000,000 (the "Existing Note"), a Commercial Security Agreement (the "Security Agreement") and a Mortgage (the "Existing Mortgage"), each dated as of November 30, 2001.

         B. In addition to the loans made pursuant to the Existing Note, the Lender has agreed to make an additional loan to the Borrower in an amount of $2,000,000.00 (the "New Loan"), for the purpose of capital expenditures, including but not limited to the purchase of additional equipment, which will add to or increase the value of the Collateral securing the Borrower's indebtedness. In connection with this additional loan, the Borrower has executed and delivered to the Lender a Promissory Note of even date herewith in the original principal amount of $2,000,000.00 (the "Interim Note").

         C. It is intended that the New Loan will, at or prior to maturity of the Interim Note, be refinanced by a long term loan by the Lender to the Borrower in the amount of $2,000,000.00, which shall be guaranteed up to 70% of its principal balance by the United States Department of Agriculture, Rural Development ("Rural Development"). This long term loan shall be evidenced by a Promissory Note in substantially the form of Exhibit A attached hereto (the "Refinancing Note" and, collectively with the Existing Note and the Interim Note, the "Promissory Note").

         D. The Interim Note (and, when issued, the Refinancing Note) will be secured by the Security Agreement and by a Mortgage of even date herewith by the Borrower for the benefit of the Lender (the "New Mortgage" and, collectively with the Existing Mortgage, the "Mortgage"). The Promissory Note, the Security Agreement and the Mortgage are referred to herein collectively as the "Related Documents".

         E. The Borrower and the Lender have agreed to enter into this Second Amendment in order to make additional modification and supplements to various provisions of the Business Loan Agreement, the Related Documents and the First Amendment.

                                    AGREEMENT

         In consideration of the foregoing recitals and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

         1. The foregoing Recitals are true and correct.

         2. All references and definitions within the Business Loan Agreement and the Related Documents to the Business Loan Agreement or any Related Document shall refer to the Business Loan Agreement or such Related Document as amended by the First Amendment and as amended hereby.

         3. The Business Loan Agreement, the Related Documents and the First Amendment are amended and/or supplemented as follows:

                  a. The term "Note", as used in the Business Loan Agreement and the Security Agreement, means all promissory notes executed by the Borrower and issued to the Lender together with all renewals, extensions, modifications, refinancings, consolidations, and substitutions thereof or therefor, including without limitation the Existing Note, the Interim Note and the Refinancing Note.

                  b. The paragraph in the Business Loan Agreement entitled "Term" is amended in its entirety to read as follows:

                  "Term. This Agreement shall continue to be effective as of September 19, 2002 and shall continue in full force and effect until such time as all of Borrower's Loans in favor of Lender have been paid in full, including principal, interest, costs, expenses, attorneys' fees, and other fees and charges payable under this Agreement, or until such time as the parties may agree in writing to terminate this Agreement."

                  c. With respect to the paragraph entitled "Financial Covenants and Ratios" within the section of the Business Loan Agreement entitled "Affirmative Covenants" that part of such paragraph entitled "Minimum Income and Cash Flow Requirements" is amended to read as follows:

                  "Minimum Income and Cash Flow Requirements. Other Cash Flow Requirements are as follows: MINIMUM DEBT SERVICE COVERAGE RATIO OF 1.25:1.0 AT FISCAL YEAR-END 2002 AND THEREAFTER. Debt Service Coverage Ratio is defined as [net income + depreciation + amortization + interest (less) distributions] / [prior year's current maturity of long-term debt + interest]."



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

                  d. The Interim Note is (and the Refinancing Note, when issued, will be ) secured by the Security Agreement and by the New Mortgage. As further clarification, the Assignments of Life Insurance Policies are as follows:

         Robert A. Olah         $ 2,000,000.00           April 16, 2002
         Michael J. Bekes       $   500,000.00          January 8, 2002
         William Peters         $   500,000.00          November 30, 2001

                  e. As to Payments on the Interim Note, the Borrower will pay regular monthly payments of interest only on the outstanding principal balance for a period not to exceed 12 months. The New Loan will be renewed at or prior to note maturity for a 12.5 year term upon issuance of a loan guarantee issued by Rural Development, with 150 regular monthly principal and interest payments estimated at $17,956.35 based on an interest rate of Prime + 0.25%. The payment may change from time to time resulting from changes in the Prime rate index.

                  f. The First Amendment is amended as follows: the terms "Related Documents", "Promissory Note" and "Mortgage" as used in the First Amendment are amended to mean the Related Documents, the Promissory Note and the Mortgage, respectively, as defined in this Second Amendment, such that each of the amendments, modifications and supplements applicable, pursuant to First Amendment, to the "Related Documents", the "Promissory Note" and the "Mortgage" shall be applicable to all documents, agreements and instruments included in such definitions as such definitions have been amended hereby.

         4. The Business Loan Agreement, the Related Documents and the First Amendment shall remain in full force and effect, as modified by this Second Amendment.

         5. To the extent this Second Amendment causes or creates any provisions of the Business Loan Agreement, the Related Documents or the First Amendment, as amended hereby, to be or become unenforceable or invalid, or to the extent any provision of this Second Amendment directly contradicts the purposes of the Business Loan Agreement or the Related Documents as a whole, rather than amends, clarifies or makes more specific, the provisions of the Business Loan Agreement or Related Documents, the original provisions of the Business Loan Agreement and/or the Related Documents shall apply as fully stated therein.

         6. The provisions of this Second Amendment shall inure to the benefit of, and be binding upon, each of the parties hereto and their respective successors and assigns.

         7. This Second Amendment may be signed in any number of counterparts with the same effect as if the signature thereto and hereto were upon the same instrument.

         8. This Amendment may be executed and delivered by facsimile transmission for purposes of confirming execution. The parties hereto agree that execution and delivery by such method will be confirmed by overnight delivery express of an original executed counterpart of this Amendment to each of the other parties hereto.

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

         IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment as of the date first above written.

                                         BADGER PAPER MILLS, INC.



                                         By: /s/ William H. Peters
                                            ----------------------------------
                                         Name:        William H. Peters
                                             Title:   Chief Financial Officer
                                                      and Vice President




                                         WISCONSIN COMMUNITY BANK



                                         By: /s/ Kevin S. Tenpas
                                            ----------------------------------
                                         Name:        Kevin S. Tenpas
                                             Title:   President, Wisconsin
                                                      Business Bank Branch




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